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                                                                      EXHIBIT 16



May 5, 1997

Securities and Exchange Commission
Washington, D.C., 20549

Ladies and Gentlemen:

We were previously principal accountants for Home Shopping Network, Inc. and, under the date of February 25, 1997, we reported on the consolidated financial statements and schedule of Home Shopping Network, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996. On May 5, 1997, we were notified that our appointment as principle accountants was terminated. We have read Home Shopping Network, Inc.'s statements included under Item 4 of its Form 8-K dated May 5, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Home Shopping Network, Inc.'s statements (i) that the Board of Directors voted unanimously to retain the services of Ernst & Young LLP, and
(ii) that Home Shopping Network, Inc. has not, during the period January 1, 1997 through May 5, 1997 and during its two fiscal years ended December 31, 1996 and 1995, consulted with Ernst & Young LLP regarding either the application of accounting principles to a specified transaction, the type of opinion that might be rendered on Home Shopping Network, Inc.'s financial statements, or any matter that was either the subject to a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,




                                   /s/ KPMG Peat Marwick LLP